Exhibit 99.1

Press Release

Inova completes $1.1 million of network solutions projects.

Santa Monica, CA November 9, 2010. Inova Technology (“INVA”) has completed $1.1 million of network solutions projects during the period from July to September 2010 through its wholly owned subsidiary, Desert Communications. The projects were primarily for school districts in the west Texas area including Midland, Lamesa, Seagraves and Ysletta Independent School Districts among others.

“Our network solutions business has been able to successfully complete several larger projects over recent months and our clients are very happy with the fact that the work was completed on time and on budget ” said CEO, Mr. Adam Radly.

About Inova Technology
Inova Technology, Inc. (INVA) is an enterprise level Information Technology solutions provider specializing in providing proprietary RFID solutions, wireless networking, storage and security technology solutions and IT professional services. Our objective is to implement and optimize solutions for our clients with best of breed technology and the best possible service.

For more information please visit the company website at: http://www.invoatechnology.com or contact our Investor Relations Firm, Capital Communications Group at (415)332-7200 or richard@capitalgc.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward-looking matters discussed in this news release are subject to certain risks and uncertainties which could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements including, but not limited to, the Company's liquidity and the ability to obtain financing, the timing of regulatory approvals, uncertainties related to corporate partners or third-parties, product liability, the dependence on third parties for manufacturing and marketing, patent risk, copyright risk, competition, and the early stage of products being marketed or under development, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.